Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of

ONEOK Partners GP, L.L.C.:

We consent to the use of our reports with respect to (i) the consolidated balance sheets of ONEOK Partners, L.P. (formerly Northern Border Partners, L.P.) as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, cash flows, and changes in partners’ equity for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005; (ii) the consolidated balance sheet of ONEOK Partners GP, L.L.C. as of December 31, 2005; and (iii) the combined balance sheets of ONEOK Energy Assets as of December 31, 2005 and 2004 and the related combined statements of income, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005 incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the registration statement. The audit reports covering the December 31, 2003 consolidated financial statements of ONEOK Partners, L.P. and the December 31, 2003 combined financial statements of ONEOK Energy Assets both refer to a change in the method of accounting for asset retirement obligations.

/s/ KPMG LLP

Tulsa, OK

September 18, 2006